Exhibit 99.1

AptarGroup Reports Record Fourth Quarter Sales and Completes Record Year

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--February 9, 2012--AptarGroup, Inc. (NYSE:ATR) today reported record fourth quarter sales and record annual sales and earnings per share.

Fourth Quarter 2011 Summary

  Sales up 3% to fourth quarter record of $545 million
  Strong sales growth in Pharma and Food + Beverage segments
  Beauty + Home sales and margins affected by softness in the U.S. and Europe
  Effective tax rate rose to 36.2% compared to 30.4% a year ago due to increased French taxes of $1.7 million primarily related to a surtax enacted in December
  Reported earnings per share reached $.57 compared to $.59 a year ago

FOURTH QUARTER RESULTS

For the quarter ended December 31, 2011, reported sales increased 3% to $544.5 million from $530.8 million a year ago. The effect of changes in currency exchange rates was insignificant.

Fourth Quarter Segment Sales Analysis
(Change Over Prior Year)
				Total
	Beauty + Home	Pharma	Food + Beverage	AptarGroup
Product Sales (including tooling)	---	7%	11%	3%
Currency Effects	-1%	---	-1%	---
Acquisitions	1%	---	---	---
Total Reported Growth	0%	7%	10%	3%

Commenting on the quarter, Stephen J. Hagge, President and CEO, said, “The diversity of the markets and regions we serve once again proved that we can continue to grow in spite of softness in any one particular market or region. Consolidated sales grew on a reported and organic basis by 3%. As we anticipated, it was a challenging quarter for our Beauty + Home segment. We were going up against a strong fourth quarter of 2010 and certain customers remained cautious going into the end of the year particularly in the U.S. and Europe. However, strong results from Latin America and Asia allowed our Beauty + Home segment to achieve sales that were in-line with the prior year. Demand for our patient-friendly drug delivery devices from the prescription drug market drove our Pharma segment’s sales growth of 7%, and demand for innovative dispensing closures from the beverage market was the primary reason behind our Food + Beverage segment’s sales growth of 10%.”

Hagge continued, “Beauty + Home margins were pressured primarily by underutilized overhead resulting from the soft demand in the U.S. and Europe. In spite of this, our consolidated operating income reached a record fourth quarter level, driven by the profitability and sales growth of our Pharma and Food + Beverage segments. Our quarterly effective tax rate increased to 36.2% compared to 30.4% in the fourth quarter of 2010. The effective tax rate increased because of higher taxes in France of approximately $1.7 million that were primarily due to a retroactive surtax that was enacted by the French government in late December. Reflecting the impact of the higher tax rate, our reported diluted earnings per share reached $.57 per share compared to $.59 per share a year ago.”

ANNUAL RESULTS

Hagge stated, “I am pleased to report that 2011 was a record year for AptarGroup. Each segment reported sales growth over the prior year. We entered new market categories, made investments in our future, expanded our global presence, and ended the year with a strong balance sheet. Sales in 2011 increased 13% to a record $2.34 billion from $2.08 billion a year ago. Changes in exchange rates contributed approximately 4% to the sales growth. Reported diluted earnings per share increased 7% to a record $2.65 per share compared to $2.48 per share a year ago.

Also during the year, we were able to return value to our shareholders through corporate actions. AptarGroup spent approximately $102.6 million to repurchase approximately 2.1 million shares of common stock in 2011, leaving approximately 3.6 million shares authorized for repurchase at the end of the year. In 2011, a total of $53.3 million was paid to stockholders in the form of dividends, or $.80 per share. This reflects the 22% increase in the quarterly dividend approved by the Board in July of 2011.”

OUTLOOK

Hagge commented, “As we look to the first quarter of 2012, we are up against a difficult comparison to the prior year due to our strong results and a negative currency exchange rate environment. We also expect that certain customers will remain cautious into the first quarter. However, we are encouraged by the activity of 2012 customer projects and by our long-term growth prospects. Currently we anticipate that our first quarter diluted earnings per share will be in the range of $.60 to $.65 per share compared to $.64 per share reported last year.”

OPEN CONFERENCE CALL

There will be a conference call on Friday, February 10, 2012 at 8:00 a.m. CST to discuss the Company’s fourth quarter and annual results for 2011. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net Sales	$544,540	$530,790	$2,337,183	$2,076,719
Cost of Sales (exclusive of depreciation shown below)	369,367	359,922	1,568,286	1,378,792
Selling, Research & Development and Administrative	80,144	75,847	347,629	296,861
Depreciation and Other Amortization	32,219	34,082	134,243	132,959
Facilities Consolidation and Severance Expenses	(71)	(288)	(71)	93
Operating Income	62,881	61,227	287,096	268,014
Other Income/(Expense):
Interest Expense	(3,932)	(3,791)	(17,300)	(14,371)
Interest Income	1,000	1,200	5,722	3,248
Equity in Results of Affiliates	(143)	15	(17)	15
Miscellaneous, net	727	(120)	(559)	(2,521)
Income before Income Taxes	60,533	58,531	274,942	254,385
Provision for Income Taxes	21,901	17,817	91,312	80,796
Net Income	$38,632	$40,714	$183,630	$173,589

Net (Income)/Loss Attributable to Noncontrolling Interests	(12)	67	53	(108)
Net Income Attributable to AptarGroup, Inc.	$38,620	$40,781	$183,683	$173,481
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.59	$0.61	$2.76	$2.58
Diluted	$0.57	$0.59	$2.65	$2.48

Average Numbers of Shares Outstanding:
Basic	65,976	66,965	66,553	67,344
Diluted	68,159	69,397	69,274	69,815

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS

Cash and Equivalents	$377,616	$376,427
Receivables, net	389,020	357,110
Inventories	285,155	272,255
Other Current Assets	92,159	58,191
Total Current Assets	1,143,950	1,063,983
Net Property, Plant and Equipment	754,715	724,984
Goodwill, net	233,689	227,029
Other Assets	26,941	16,722
Total Assets	$2,159,295	$2,032,718

LIABILITIES AND EQUITY

Short-Term Obligations	$183,668	$95,566
Accounts Payable and Accrued Liabilities	335,181	327,756
Total Current Liabilities	518,849	423,322
Long-Term Obligations	254,910	258,773
Deferred Liabilities	94,964	70,849
Total Liabilities	868,723	752,944

AptarGroup, Inc. Stockholders' Equity	1,289,776	1,278,923
Noncontrolling Interests in Subsidiaries	796	851
Total Equity	1,290,572	1,279,774

Total Liabilities and Equity	$2,159,295	$2,032,718

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,		December 31,

	2011	2010	2011	2010
NET SALES
Beauty + Home	$349,804	$350,718	$1,516,305	$1,380,070
Pharma	136,778	127,462	553,930	476,247
Food + Beverage	57,958	52,610	266,948	220,402
Total Net Sales	$544,540	$530,790	$2,337,183	$2,076,719

SEGMENT INCOME (1)
Beauty + Home	$26,333	$30,856	$130,888	$132,172
Pharma	40,332	36,021	164,390	134,531
Food + Beverage	4,726	3,038	27,802	27,796
Corporate Expenses and Other	(7,926)	(8,793)	(36,560)	(28,991)
Total Income Before Interest and Taxes	$63,465	$61,122	$286,520	$265,508
Interest Expense, Net	(2,932)	(2,591)	(11,578)	(11,123)
Income before Income Taxes	$60,533	$58,531	$274,942	$254,385

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	7.5%	8.8%	8.6%	9.6%
Pharma	29.5%	28.3%	29.7%	28.2%
Food + Beverage	8.2%	5.8%	10.4%	12.6%

Notes to Condensed Consolidated Financial Statements:
(1) The Company evaluates performance of its business units and allocates resources based upon income before net interest expense, certain corporate expenses, and income taxes.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424